--------------------------------------------------------------------------------
SEC 1474  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTIONS OF INFORMATION
 (02-02) CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
--------------------------------------------------------------------------------


------                                              --------------------------
FORM 4                                                     OMB APPROVAL
------                                              --------------------------
[ ] CHECK THIS BOX IF NO                            OMB Number:      3235-0287
    LONGER SUBJECT TO                               Expires:  January 31, 2005
    SECTION 16. FORM 4                              Estimated average burden
    OR FORM 5 OBLIGATIONS                           hours per response.... 0.5
    MAY CONTINUE. SEE                               --------------------------
    INSTRUCTION 1(b).

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935
            or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
    ENGLES, GREGG L                               Dean Foods Company (DF)                       to Issuer (Check all applicable)
---------------------------------------------  ----------------------------------------------    X  Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS Identification      4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year          X  Officer (give    Other (Specify
2515 McKinney Avenue, LB 30, Suite 1200           Person, if an entity       June 2002          ----        title ---       below)
---------------------------------------------     (voluntary)             -------------------               below)
                 (Street)                                                 5. If Amendment,         CHAIRMAN OF THE BOARD AND
Dallas, Texas 75201                                                          Date of Original      CHIEF EXECUTIVE OFFICER
---------------------------------------------     --------------------       (Month/Year)         --------------------------------
  (City)           (State)           (Zip)                                                   7. Individual or Joint/Group Filing
                                                                             -------------      (Check Applicable Line)
                                                                                                  X Form filed by One Reporting
                                                                                                 ---   Person
                                                                                                    Form filed by More than One
                                                                                                 ---   Reporting Person

------------------------------------------------------------------------------------------------------------------------------------
                                               TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security         2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                 Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                             (Instr. 8)                                End of Month        Direct         Benefi-
                                (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                 Day/        ------------------------------------                          Indirect       Owner-
                                 Year)       Code    V     Amount  (A) or   Price                          (I)            ship
                                                                   (D)                                     (Instr. 4)     (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                   06/11/02       J           500,000   D                                         D
                                 (1)         (1)              (1)              (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                   06/11/02       J           200,000   D                     1,056,812           D
                                 (2)         (2)              (2)              (2)           (3)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

                          TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
------------------------------------------------------------------------------------------------------------------------------------
Incentive Stock Option       $17.6875                                                 01/29/09    Common     16,800
(right to buy)                                                                                    Stock
------------------------------------------------------------------------------------------------------------------------------------
Incentive Stock Option       $21.5625                                                 01/22/11    Common      9,316
(right to buy)                                                                                    Stock
------------------------------------------------------------------------------------------------------------------------------------
Incentive Stock Option       $30.5250                                                 01/14/12    Common      3,276
(right to buy)                                                                                    Stock
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option    $6.1600                                                 01/01/06    Common      9,200
(right to buy)                                                                                    Stock
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option   $10.1250                                                 01/01/07    Common    106,000
(right to buy)                                                                                    Stock
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option   $14.6250                                                 05/13/07    Common    600,000
(right to buy)                                                                                    Stock
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option   $17.1250                                                 06/04/09    Common    114,000
(right to buy)                                                                                    Stock
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option   $17.6875                                                 01/29/09    Common    163,200
(right to buy)                                                                                    Stock
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option   $18.7188                                                 01/04/10    Common    330,000
(right to buy)                                                                                    Stock
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option   $21.5625                                                 01/22/11    Common    390,684
(right to buy)                                                                                    Stock
------------------------------------------------------------------------------------------------------------------------------------

9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

-------------------------------------------------------------------------------------------------------
    16,800                    D
-------------------------------------------------------------------------------------------------------
     9,316                    D
-------------------------------------------------------------------------------------------------------
     3,276                    D
-------------------------------------------------------------------------------------------------------
     9,200                    D
-------------------------------------------------------------------------------------------------------
   106,000                    D
-------------------------------------------------------------------------------------------------------
   600,000                    D
-------------------------------------------------------------------------------------------------------
   114,000                    D
-------------------------------------------------------------------------------------------------------
   163,200                    D
-------------------------------------------------------------------------------------------------------
   330,000                    D
-------------------------------------------------------------------------------------------------------
   390,684                    D
-------------------------------------------------------------------------------------------------------
Explanation of Responses:

See continuation page(s) for footnotes

                               -------------------------------   --------------
                               **Signature of Reporting Person         Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

       *  If the form is filed by more than one reporting person, see Instruction 4(b)(v).

      **  Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
          See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:     File three copies of this Form, one of which must be manually signed. If space is insufficient,
          See Instruction 6 for procedure.

                          TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option   $29.2500                                                 01/02/08    Common    240,000
(right to buy)                                                                                    Stock
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option   $30.5250                                                 01/14/12    Common    696,724
(right to buy)                                                                                    Stock
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------



9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

-------------------------------------------------------------------------------------------------------
   240,000                    D
-------------------------------------------------------------------------------------------------------
   696,724                    D
-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------
Explanation of Responses:

    FN #1

    On June 11, 2002, Mr. Engles entered into a forward sale agreement relating to 500,000 shares of the
    Issuer's common stock. The economic terms of the agreement are:

    Floor price: $38.115
    Cap price: $48.1744
    Execution price: $38.1157
    Prepayment amount: $17,152,050
    Prepayment date: June 17, 2002
    Pricing dates: June 9, 2003 (250,000 shares) and June 17, 2003 (250,000 shares)

    FN #2

    On June 11, 2002, Mr. Engles entered into a second forward sale agreement relating to another 200,000 shares of the Issuer's common stock. The economic terms of the agreement are:

    Floor price: $37.5263
    Cap price: $47.4332
    Initial share price: $37.5263
    Upfront proceeds: $6,754,734
    Expiration date: June 16, 2003

    FN #3

    In June 2002, Mr. Engles transferred 200,000 shares to his former wife as part of his divorce settlement, in a transaction exempt from Section 16.

                                /s/ GREGG L. ENGLES                 7/10/02
                               -------------------------------   --------------
                               **Signature of Reporting Person         Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

       *  If the form is filed by more than one reporting person, see Instruction 4(b)(v).

      **  Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
          See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:     File three copies of this Form, one of which must be manually signed. If space is insufficient,
          See Instruction 6 for procedure.